FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
July 25, 2000                                Vice President-Investor Relations
                                             (214) 978-2691

                                             Dirk Vande Beek
                                             Media Relations
                                             (713) 676-8097

             LESAR TO SUCCEED CHENEY AS HALLIBURTON CHAIRMAN AND CEO


         DALLAS, Texas -- Halliburton Company's (NYSE:HAL) chairman of the board and chief executive officer, Dick Cheney, announced today that he has accepted the invitation of George W. Bush to be Bush's Republican Party vice presidential running mate.
         At a special meeting of Halliburton's board of directors today the board accepted Cheney's resignation as chairman of the board and chief executive officer of the company effective at the close of business on August 16, 2000. The Halliburton board then elected David J. Lesar, 47, to the board of directors and named him the company's chairman of the board, president and chief executive officer, also effective at the close of business on August 16.
         Lesar, currently the company's president and chief operating officer, joined Halliburton in 1993 as executive vice president and chief financial officer of the Halliburton Energy Services business unit. Subsequently, he served the company in a variety of senior management positions including executive vice president and chief financial officer of Halliburton Company and president and chief executive officer of Brown & Root, Inc.
         Dick Cheney, who joined Halliburton in 1995, said, "I have greatly enjoyed working with the worldwide family of Halliburton employees and customers during my
                                     -more-


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Halliburton Company                             page 2

employment with Halliburton. Having worked closely with Dave Lesar and the Halliburton management team over the past five years, I have great confidence for the future success of Halliburton."
         Dave Lesar commented, "Halliburton has immensely benefited from Dick Cheney's leadership and the worldwide respect he commands. Together we have established corporate strategies that will remain in place and continue to lead Halliburton in the future."
         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.
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